Exhibit 99.1

Press Release
www.shire.com

Elections for the interim dividend in respect of the six months to June 30, 2017

September 11, 2017 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announced on August 3, 2017, an interim dividend of 5.09 US cents per Ordinary Share payable on October 20, 2017, to shareholders on the register of members at the close of business on September 8, 2017.

Holders of Ordinary Shares are notified that, in order to receive UK sourced dividends via the Company’s Income Access Share arrangements (“IAS Arrangements”), they need to have submitted a valid IAS Arrangements election form to the Company’s Registrar, Equiniti, by no later than 5pm (BST) on September 22, 2017.

Holders of Ordinary Shares are advised that:

-	any previous elections made using versions of the IAS Arrangements election form in use prior to February 16, 2016, and any elections deemed to have been made prior to April 28, 2016, are no longer valid; and

-	if they do not elect, or have not elected using the newly formatted IAS Arrangements election forms published on or after February 16, 2016, to receive UK sourced dividends via the Company’s IAS Arrangements, their dividends will be Irish sourced and therefore incur Irish dividend withholding tax, subject to applicable exemptions.

Internet links to the newly formatted IAS Arrangements election forms can be found at: http://investors.shire.com/shareholder-information/shareholder-forms.aspx

For further information concerning the IAS Arrangements, please contact Equiniti (+44 (0) 121 415 7593). If you are in any doubt as to what action to take, please consult your tax advisor immediately.

Oliver Strawbridge

Senior Assistant Company Secretary

For further information please contact:

Investor Relations
Ian Karp	ikarp@shire.com	+1 781 482 9018
Robert Coates	rcoates@shire.com	+44 1256 894874
Media
Lisa Adler	lisa.adler@shire.com	+1 617 588 8607
Debbi Ford	debbi.ford@shire.com	+1 617 949 9083

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

NOTES TO EDITORS

About Shire

Shire is the leading global biotechnology company focused on serving people with rare diseases. We strive to develop best-in-class products, many of which are available in more than 100 countries, across core therapeutic areas including Hematology, Immunology, Neuroscience, Ophthalmics, Lysosomal Storage Disorders, Gastrointestinal / Internal Medicine / Endocrine and Hereditary Angioedema; and a growing franchise in Oncology.

Our employees come to work every day with a shared mission: to develop and deliver breakthrough therapies for the hundreds of millions of people in the world affected by rare diseases and other high-need conditions, and who lack effective therapies to live their lives to the fullest.

www.shire.com

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